optionsXpress Announces Record Fourth Quarter and Full Year 2005 Results

CHICAGO, IL, January 26, 2005 – optionsXpress Holdings, Inc. (Nasdaq: OXPS) today reported record results for the three months and year ended December 31, 2005.

Highlights from the fourth quarter 2005 included:

• Record daily average revenue trades (DARTs) of 24,200, a 60% increase over the fourth quarter of 2004

• Record revenues of $39.9 million, a 56% year-over-year increase

• Record net income of $15.6 million, or $0.25 per diluted share

• Industry-leading 64% pre-tax margins

Highlights from the full year 2005 included:

• Record revenues of $129.0 million, a 39% increase over 2004

• Record net income of $48.7 million, or $0.79 per diluted share, a 56% increase over net income of $31.2 million in 2004

• 161,800 customer accounts, a 60% increase compared to 2004 year-end accounts of 101,000

• Customer assets of $3.4 billion, a 78% increase on a year-over-year basis

“The fourth quarter capped off a tremendous first year as a public company for optionsXpress,” commented David Kalt, Chief Executive Officer of optionsXpress. “We executed on our strategy of delivering a differentiated product through our scalable technology platform. As a result, we were able to capitalize on the growing consumer acceptance of options, as demonstrated by the 27% growth in total industry options volume. In addition, we further leveraged our model with our international expansion and we entered into other areas of specialty brokerage with the launch of our futures platform.”

For the fourth quarter, DARTs were 24,200, up 60% from 15,100 in the fourth quarter of 2004 and up 17% from 20,600 in the third quarter of 2005. Trades per account on an annualized basis rose from 38 trades in the third quarter to 39 trades in the fourth quarter and average commission per trade increased to $18.25 from $17.94 over the same period. The result was total revenue growth of 56% over the fourth quarter of last year and 19% over the third quarter of 2005. Resulting net income for the fourth quarter was $15.6 million, or $0.25 per share on a diluted basis, an 81% increase from $8.7 million in the fourth quarter of last year and a 24% increase from $12.7 million in the third quarter of 2005.

At the end of 2005, total customer accounts were 161,800, up 60% from 2004. Advertising expense per net new account was $93 for 2005, down from $154 in 2004. Outpacing the growth in new accounts, total year-end customer assets of $3.4 billion in 2005 increased 78% over 2004 customer assets of $1.9 billion. This growth contributed to 2005 full year revenues of $129.0 million, a 39% increase over revenues of $93.1 million in 2004, and 2005 full year net income of $48.7 million, a 56% increase over net income of $31.2 million in 2004.

“We were pleased that we delivered another quarter of strong growth and record results, while keeping a tight rein on our cost structure. This allowed us to maintain our industry-leading pre-tax margins,” stated David Fisher, Chief Financial Officer of optionsXpress. “In 2005, our low customer acquisition costs, strong account generation and efficient, highly scalable platform combined to drive revenue growth at double the rate of expense growth.”

During the quarter, optionsXpress announced a dividend of $0.04 per share, which equates to approximately $2.5 million. The dividend was paid to shareholders on December 29, 2005.

Outlook
“While other firms in our industry were focused on consolidation in 2005, we concentrated on improving the overall brokerage experience for our customers,” said Kalt. “As we look into 2006, we believe compelling industry fundamentals combined with our focus on specialty brokerage create a substantial opportunity for us to continue generating strong organic growth in the coming year.”

Conference Call
A conference call will be broadcast live on Thursday, January 26, 2006, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc. provides innovative securities brokerage products and services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, an online brokerage, and brokersXpress, an online trading and reporting platform for independent investment professionals, the company offers a wide range of investor tools, superior customer service and competitive commissions. optionsXpress has been named the top online securities brokerage by Barron’s in its last three annual surveys (2003, 2004 and 2005).

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

CONTACT:

Ashton Partners

Jennifer Popper
Investor Inquiries
(312) 553-6714

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Commissions	$27,659	$19,094	$91,410	$71,567
Other brokerage related revenue	7,797	4,819	24,503	17,751
Interest income	4,398	1,580	12,813	3,648
Other income	71	70	257	103

Total revenues	$39,925	$25,563	$128,983	$93,069

Expenses:
Brokerage, clearing and other related expenses	4,486	3,730	15,295	14,258
Compensation and benefits	4,269	2,721	14,175	9,760
Advertising	1,598	1,543	5,681	6,675
Quotation services	1,173	1,138	4,249	3,693
Depreciation and amortization	616	488	2,293	1,648
Technology and telecommunications	676	525	2,305	1,434
Other	1,499	922	4,732	3,376

Total expenses	$14,317	$11,067	$48,730	$40,844

Income before income taxes	25,608	14,496	80,253	52,225
Income taxes	9,978	5,842	31,512	21,015

Net income	$15,630	$8,654	$48,741	$31,210

Basic earnings per share	$0.25	$0.15	$0.79	$0.56
Diluted earnings per share	$0.25	$0.15	$0.79	$0.55
Weighted average shares
outstanding — basic	62,062	38,173	59,487	38,304
Weighted average shares
outstanding — diluted	62,555	57,421	61,881	57,822

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	December 31,
	2005	December 31, 2004

Assets:
Cash and cash equivalents	$10,258	$24,759
Cash segregated in compliance with
federal regulations	585	—
Short-term investments	95,275	—
Receivable from brokers	11,765	9,299
Security deposits	547	313
Fixed assets, net	4,088	3,732
Other assets	3,655	1,892
Investment in optionsXpress Australia	396	100

Total assets	$126,569	$40,095

Liabilities and stockholders’ equity:
Liabilities
Accounts payable and accrued liabilities	$6,570	$5,023
Payables to customers	369	—
Current income taxes payable	2	1,152
Net deferred income tax liabilities	1,109	914

Total liabilities	8,050	7,089
Stockholders’ equity	118,519	33,006

Total liabilities and stockholders’
Equity	$126,569	$40,095

optionsXpress Holdings, Inc.
Statistical Operating Data

	Quarter Ended		Year Ended
	December 31,
	2005	December 31, 2004	December 31, 2005	December 31, 2004
Number of customer accounts
(at period end)(1)	161,800	101,000	161,800	101,000
Daily average revenue trades
(‘‘DARTs’’)(2)	24,200	15,100	19,600	13,600
Customer trades per account (3)	39	40	38	43
Average commission per trade	$18.25	$19.95	$18.54	$20.99
Option trades as a % of total trades	76%	78%	76%	79%
Advertising expense per new
customer account (4)	$115	$125	$93	$154
Total client assets (000s)	$3,396,485	$1,906,468	$3,396,485	$1,906,468
Client margin balances (000s)	$115,897	$77,974	$115,897	$77,974

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total new customer accounts opened during the period.